UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

November 5, 2013
(Date of earliest event reported)

American Public Education, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-33810	01-0724376
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

111 West Congress Street Charles Town, West Virginia	25414	304-724-3700
(Address of principal executive offices)	(Zip Code)	(Registrant's telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Section 2 – Financial Information
Item 2.01. Completion of Acquisition or Disposition of Assets.

On November 1, 2013, American Public Education, Inc. (the “Company”) completed its acquisition of all of the issued and outstanding capital stock of National Education Seminars, Inc., an Ohio corporation operating as Hondros College of Nursing (“HCON”), pursuant to the Stock Purchase Agreement (the “Agreement”) dated as of August 28, 2013, by and among the Company, HCON, the stockholders of HCON, and the founders of HCON. The Company’s entry into the Agreement was previously announced on the signing date.

The Company acquired all of the outstanding equity of HCON for an adjusted aggregate purchase price, including post-closing working capital adjustments, of $45.0 million (the “Purchase Price”).  The Company assumed no debt in the acquisition of HCON. The Company used existing cash to pay the Purchase Price.

In connection with the closing, $6,900,000 of the Purchase Price otherwise payable to the stockholders of HCON has been deposited in a third-party escrow account to secure certain indemnification obligations of such stockholders. The amount in that account will be reduced over time.

The foregoing summary of the terms of the Agreement is qualified in its entirety by reference to the text of the Agreement, which the Company has filed as exhibit 2.1 to its Quarterly Report on Form 10-Q for the period ended September 30, 2013.

Section 9 – Financial Statements and Exhibits
Item 9.01. Financial Statements and Exhibits.

2.1	Stock Purchase Agreement, dated August 28, 2013, by and among, American Public Education, Inc., National Education Seminars, Inc., the Selling Stockholders, the Founders and the Stockholder Representative (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2013, File No. 001-33810).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

American Public Education, Inc.

Date:	November 5, 2013	By:	/s/ Harry T. Wilkins
Harry T. Wilkins, Executive Vice President and
Chief Financial Officer

EXHIBIT INDEX

2.1	Stock Purchase Agreement, dated August 28, 2013, by and among, American Public Education, Inc., National Education Seminars, Inc., the Selling Stockholders, the Founders and the Stockholder Representative (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2013, File No. 001-33810).